Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62891, 333-86161, 333-63430, 333-100814 and 333-149376) of Amkor Technology, Inc. of our report dated February 19, 2016, except for the effects of the restatement described in Note 3 to the consolidated financial statements, as to which the date is August 5, 2016, relating to the consolidated financial statements of J-Devices Corporation, which appears in Item 6 of the Quarterly Report on Form 10-Q of Amkor Technology, Inc. dated August 8, 2016.

/s/PricewaterhouseCoopers Aarata LLC
Tokyo, Japan
August 8, 2016